UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Waste Services, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8
November      , 2006
Dear Stockholder:
      Enclosed is a notice of meeting and management proxy statement for the Special Meeting of the stockholders of Waste Services, Inc. to be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada on                     , December      , 2006, at 10:00 a.m. (Toronto time).
      The meeting has been called to:

1. To approve the sale and issuance in a private placement to accredited investors and to affiliates of Kelso & Company, L.P. of up to 9,894,738 shares of our common stock at a price of $9.50 per share in exchange for expected aggregate gross proceeds payable to the Company of up to $66.5 million and up to $27.5 million aggregate amount of our Series A preferred stock.

2. To transact such further and other business as may properly come before the meeting, including any adjournment or postponement thereof.
      Regardless of the number of shares you own, it is important that you be present or represented at the meeting. If you are unable to attend the meeting in person, kindly complete, date, sign, and return the enclosed form of Proxy in the envelope provided for this purpose immediately so that your shares can be voted at the meeting in accordance with your instructions.
      Thank you very much for your prompt attention to this important matter.
PLEASE VOTE TODAY.

“David Sutherland-Yoest”

David Sutherland-Yoest
Chairman and Chief Executive Officer

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                         ,                         , 2006
       Notice is hereby given that the Special Meeting (the “Special Meeting”) of the stockholders of Waste Services, Inc. (the “Corporation”) will be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada on [                    ], [                    ], 2006 at 10:00 a.m. (Toronto time) for the following purposes:

1. To approve the sale and issuance in a private placement to accredited investors and to affiliates of Kelso & Company, L.P. of up to 9,894,738 shares of our common stock at a price of $9.50 per share in exchange for expected aggregate gross proceeds payable to the Company of up to $66.5 million and up to $27.5 million aggregate amount of our Series A preferred stock.

2. To transact such further and other business as may properly come before the meeting, including any adjournment or postponement thereof.
      Our Board of Directors recommends that you vote in favor of the foregoing proposal, which we describe more fully in the proxy statement (the “Proxy Statement”) accompanying this notice.
      The Board of Directors has fixed the record date for the Special Meeting as November      , 2006. Only holders of common stock and of Special Voting Preferred Stock on that date will be entitled to notice of and to vote at the Special Meeting. If you hold exchangeable shares of Waste Services (CA) Inc. on the record date, you will receive a copy of this notice from the holder of the Special Voting Preferred Stock, Computershare Trust Company of Canada (the “Trustee”) with instructions on how to direct the Trustee to exercise your vote comprised in the voting rights attached to the Special Voting Preferred Stock.
      Regardless of the number of shares of the Corporation which you own, it is important that you be present or represented at the Special Meeting. If you are not able to attend the Special Meeting in person, please exercise your right to vote by signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A by 11:59 p.m. on [                    ], [                    ], 2006.

By Order of the Board of Directors

“Ivan R. Cairns”

Ivan R. Cairns
Secretary
Burlington, Ontario
[ ], 2006

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], [                        ], 2006

       This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about [                    ], 2006, in connection with the solicitation by the management of Waste Services, Inc. of proxies to be voted at the Special Meeting of stockholders to be held at the Holiday Inn, Bronte Room, 2525 Wyecroft Road, Oakville, Ontario, Canada, on [                    ], [                    ], 2006 and upon any adjournment, for the purposes set out in the accompanying notice.

QUESTIONS AND ANSWERS ABOUT OUR SPECIAL MEETING
      This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. Stockholders should read the entire Proxy Statement. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them elsewhere in this Proxy Statement.
What proposal are stockholders being asked to consider at the upcoming Special Meeting?
      We are asking you to approve the sale and issuance in a private placement to accredited investors and to affiliates of Kelso & Company, L.P. of up to 9,894,738 shares of our common stock at a price of $9.50 per share in exchange for expected aggregate gross proceeds payable to the Company of up to $66.5 million and up to $27.5 million aggregate amount of our Series A preferred stock.
What is the Private Placement?
      We are asking our stockholders to consider and approve the sale and issuance in a private placement (the “Private Placement”) to accredited investors and to affiliates of Kelso & Company, L.P. of up to 9,894,738 shares of our common stock (the “Shares”) at a price of $9.50 per share in exchange for expected aggregate gross proceeds payable to the Company of up to $66.5 million and up to $27.5 million aggregate amount of our Series A preferred stock. Under Nasdaq rules (as further described below), we could not, without the approval of our stockholders, issue more than 7,213,468 shares of our common stock (or 19.99% of our issued and outstanding shares immediately prior to the completion of the Private Placement) at a price per share below the greater of book or market value.
      We are now seeking stockholder approval of the proposal to issue the Shares.
Why is the Company seeking stockholder approval for the issuance of the Shares?
      We are subject to the rules of The Nasdaq Stock Market LLC because our common stock is listed on the Nasdaq National Market. These rules require us to obtain stockholder approval for any issuance or sale of common stock, or securities convertible into or exercisable for common stock, that is (i) equal to 20% or more of our outstanding common stock before such issuance or sale and (ii) at a price per share below the greater of book or market value at the time of such issuance or sale. These rules apply to the issuance of the Shares because:

•	the purchase price of the Shares we intend to issue and sell will be $9.50 per share, which is below $10.58 per share, the closing price of our common stock on Nasdaq on November 7, 2006, the last day our common stock traded on Nasdaq before the date of the agreements entered into in connection with the Private Placement, and

•	the Shares that we intend to issue and sell will comprise approximately 27.4% of the shares of our common stock outstanding immediately prior to the issuance of the shares in the Private Placement.
Why does the Company need to do the Private Placement?
      We intend to issue the Shares in order to fund, in part, the redemption of Series A preferred stock held by Kelso Investment Associates VI, L.P. and KEP VI, LLC, ( together, “Kelso” ). As part of the Private Placement, we will issues Shares to the investors for (i) gross proceeds of up to $66.5 million and (ii) up to $27.5 million in aggregate amount of our Series A preferred stock. We will use all of the net proceeds from the Private Placement to redeem the outstanding shares of our Series A preferred stock. We expect to redeem the remaining shares of our Series A Preferred Stock using debt and our available cash.

What if the proposal is not approved?
      If the Private Placement is not approved:

•	we may elect to sell that number of shares equaling less than 19.99% of the shares of our common stock outstanding immediately before the completion of the Private Placement,

•	we may elect to pursue other sources of funds to redeem the Series A preferred stock held by Kelso, or

•	we may elect not to redeem any of the Series A preferred stock held by Kelso.
Will the issuance of common stock in the Private Placement dilute our existing stockholders’ percentage of ownership of the Company?
      Upon completion of the Private Placement, our stockholders will incur immediate and significant dilution of their percentage of stock ownership in the company. There are currently 36,067,346 shares of our common stock outstanding. For purposes of example only, a stockholder who currently owns approximately 1% of the Company’s outstanding common stock would own approximately 0.8% assuming the issuance of the full amount of 9,894,738 shares.
Who can vote?
      Holders of our common stock at the close of business on November      , 2006 (the “Record Date”) will be entitled to one vote for every share. On the Record Date, there were [       ] shares of common stock outstanding and entitled to vote, treating all of the outstanding exchangeable shares of Waste Services (CA) Inc. not held by us or any subsidiary as if they had been exchanged for shares of our common stock.
      Computershare Trust Company of Canada, the holder of the Special Voting Preferred Stock, as Trustee, will have the number of votes equal to one-third of the number of outstanding exchangeable shares of Waste Services (CA) Inc., as of the Record Date (that are not owned directly or indirectly by us) and will vote those shares in accordance with instructions received from the holders of the exchangeable shares. The holders of our common stock and of the Special Voting Preferred Stock will vote as a single class.
What are the quorum requirements?
      In order to carry out the business at the meeting, there must be a quorum. The holders of a majority of outstanding shares entitled to vote at the Special Meeting, present in person or by proxy, is a quorum. Common stock and Special Voting Preferred Stock will be considered a single class for purposes of determining whether a quorum is present. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned until a quorum is present or represented. Abstentions are counted as present for the purposes of determining the presence of a quorum.
What number of votes are required to approve the Private Placement?
      Approval of the proposal to approve the Private Placement requires the affirmative vote of a majority of the outstanding shares of common stock and Special Voting Preferred Stock entitled to vote at the Special Meeting. Abstentions will not be counted in determining the number of votes cast.
      Voting at the Special Meeting will, unless otherwise directed by the Chairman, be by show of hands.
How do I vote?
      You can either vote in person by attending the Special Meeting or by proxy whether or not you elect to attend the meeting.
      If you wish to vote by proxy, you must complete, sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A. for receipt by 11:59 p.m. on [                    ], [                    ], 2006.

      Stockholders who hold their shares through a broker and wish to file proxies, should follow the directions of their broker.
      If you sign your proxy or broker voting instruction card with no further instructions, your shares of common stock will be voted for the issuance of common stock in the Private Placement and, at the discretion of the proxyholder, on any other matters that properly come before the Special Meeting or any adjournment thereof.
      The persons named as proxies in the enclosed form of proxy are our officers. If you wish to appoint some other person to represent you at the Special Meeting, you may do so either by inserting that person’s name in the blank space provided in the proxy or by completing another proper form of proxy and submitting it as described earlier in this Section.
How do I vote if I own Exchangeable Shares of Waste Services (CA) Inc.?
      You are permitted to instruct the Trustee how to vote your Exchangeable Shares at the Special Meeting. If you do not give voting instructions to the Trustee, the Trustee will not exercise the voting rights attached to your Exchangeable Shares. You may instruct the Trustee to sign a proxy in your favor or in favor of another person designated by you who will then be eligible to attend and vote at the Special Meeting or you may appoint the Trustee or another member of our management as your proxy to exercise your voting rights. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign and return the Voting Instruction Card which will be sent to you by the Trustee. The Voting Instruction Card must be completed and returned to Computershare Trust Company of Canada, 100 University Avenue, 8 th Floor, Toronto, Ontario, M5J 2Y1 for receipt by 5:00 p.m. on [                    ], [                    ], 2006.
Can I change my vote or revoke my proxy after I deliver it?
      If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by (1) attending the Special Meeting in person or (2) by filing with us an instrument in writing revoking the proxy and another duly executed proxy bearing a later date. Such proxy and revocation can be mailed as follows: Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary, or delivered to the Corporate Secretary at any time prior to the taking of the vote to which such proxy relates, or in any other manner permitted by law. If you hold your shares through a broker, you may revoke a proxy or voting instruction given to the broker who holds your shares at any time by written notice to them.
      If you are the holder of Exchangeable Shares, you can change your vote or revoke your instructions in accordance with the instructions set out in the letter you will receive from the Trustee.
Where can I find more information about Waste Services?
      We have filed annual and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934. You may read and copy this information and obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1580, Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC, including us. The address of that site is http://www.sec.gov.
      You can also find information about us on our website, www.wasteservicesinc.com. Information on our website does not form a part of this Proxy Statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      This proxy statement includes statements that are not historical facts. These forward-looking statements are based on the Company’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning the Company’s possible or assumed future results of operations and concerning the Company’s plans, intentions and expectations to complete the second closing and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “will,” “continue,” “should,” “plans,” “targets” and /or similar expressions.
      The forward-looking statements are not guarantees of future performance or that future events will occur as planned. Actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006. Except to the extent required under the federal securities laws, the Company does not intend to update or revise the forward-looking statements.

APPROVAL OF THE PRIVATE PLACEMENT
Overview
      We are asking our stockholders to consider and approve the sale and issuance in the Private Placement to Kelso, Prides Capital Fund I, LP (“Prides”), and Westbury (Bermuda) Limited (“Westbury”, and, collectively, the “Purchasers”), of up to 9,894,738 shares of our common stock at a price of $9.50 per share in exchange for (i) expected aggregate gross proceeds payable to the Company of up to $66.5 million from Prides and Westbury and (ii) up to $27.5 million aggregate amount of our Series A preferred stock, based on the accreted value of such shares through the date of closing, from Kelso. In this Proxy Statement, we refer to the shares of common stock we will issue to the Purchasers in the Private Placement as the “Shares”. Under Nasdaq rules (as further described below), we could not, without the approval of our stockholders, issue more than 7,213,468 shares of our common stock (or 19.99% of our issued and outstanding shares immediately prior to the completion of the Private Placement) at a price per share below the greater of book or market value. There are no preemptive rights associated with the issuance of common stock in the Private Placement.
Reasons for the Proposed Private Placement
      On November 8, 2006, we entered into a subscription agreement (the “Subscription Agreement”) with Westbury and Prides pursuant to which the Company has agreed through a private placement to issue 5,263,158 shares of common stock to Westbury for a purchase price of $50.0 million and 1,736,843 shares of common stock to Prides for a purchase price of $16.5 million. The purchase price for these shares is $9.50 per share. The Company also entered into an exchange and redemption agreement (the “Exchange and Redemption Agreement”) with Kelso pursuant to which the Company has agreed through a private placement to issue 2,894,737 shares of common stock to Kelso, at a price of $9.50 per share, in exchange for shares of our Series A preferred stock in an amount equal to $27.5 million, based on the accreted value of such shares through the date of closing. The Shares will be issued promptly only after the receipt of approval of this transaction by our stockholders.
      We intend to use the proceeds from the issuances to Westbury and Prides to fund, in part, the redemption of Series A preferred stock held by Kelso. We will issue 2,894,737 shares of common stock to Kelso, at a price of $9.50 per share, in exchange for shares of our Series A preferred stock in an amount equal to $27.5 million. We will use all of the net proceeds received in the Private Placement from Westbury and Prides, as well as debt and our available cash, to redeem the remaining outstanding shares of our Series A Preferred Stock from Kelso not being exchanged for common stock.
      The shares of Series A preferred stock are non-voting. The Series A preferred stock entitles the holders to receive cumulative cash dividends at the rate of 17.75% per annum and a liquidation preference of the sum of $1,000 per share of Series A preferred stock, adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Series A preferred stock, plus the amount of any accrued but unpaid dividends on these shares as of any date of determination. These dividends are compounded quarterly and accrue quarterly in arrears from and including the issue date to and including the first to occur of (1) the date on which the liquidation preference for the shares of our Series A preferred stock is paid to the holder of such shares in connection with our liquidation or the redemption of such shares, or (2) the date on which such shares of our Series A preferred stock are otherwise acquired by us or are no longer outstanding.
      As we are not permitted to declare and pay cash dividends under the terms of our senior secured credit facilities, the dividends on our Series A preferred stock are accruing. Under the terms of an agreement with the holders of this preferred stock, the Series A preferred stock, including all accrued and unpaid dividends, must be redeemed in full by no later than May 6, 2015. After May 6, 2006, we may redeem all or any part of the Series A preferred stock on payment of the sum of $1,000 per share plus accrued, but unpaid dividends, or, as of November 8, 2006, approximately $101.3 million. If we do not exercise our option to redeem all of the Series A preferred stock by May 6, 2009, in order to generate the funds required to redeem the shares of an Series A preferred stock, the holders of a majority of the then-outstanding shares of our Series A preferred stock may require us to initiate a sale of our company (including a sale of all or substantially all of our assets) to redeem the approximately $156.1 million which will be owing in principal and accrued dividends, on terms acceptable to our board and consistent with the exercise of their fiduciary duties. Under an amendment to our certificate of designations, dated April 30, 2004, if we determine, after conducting a sale process, that a sale would not yield sufficient proceeds to also repay in full any indebtedness then outstanding under our senior secured credit facilities and the redemption amount of our senior subordinated notes issued on April 30, 2004, then we may elect to delay the sale. The sale date may be delayed until the earliest to occur of: (1) the final maturity date of the senior subordinated notes (April 15, 2014); (2) the date on which our senior secured credit facilities and the senior subordinated notes are fully repaid or otherwise satisfied; or (3) a sale of our assets to a third party. We refer to this date as the delayed sale date. If we do not initiate and complete a sale of our company (including a sale of all or substantially all of our assets) within eight months of initiation of the sale process by the holders of the Series A preferred stock, then, on notice from the holders of the Series A preferred stock, all outstanding Series A preferred stock will become due and payable on the first anniversary of the date on which the holders of Series A preferred stock gave notice requiring the initiation of a sale process, for a liquidation amount of 1.20 times the liquidation preference of $1,000 per share. If the sale date has been delayed, then we are not required to pay this increased liquidation amount until the delayed sale date.
Reasons for Stockholder Approval
      Because the Company’s common stock is listed on the Nasdaq Capital Market, the Company is subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock, other than a public offering, at a price below the greater of book or market value of the stock, where the amount of stock being issued would equal 20% or more of the total number of shares of common stock outstanding immediately prior to such issuance or 20% or more of the total voting power outstanding immediately prior to the issuance. These rules apply to the issuance of the Shares because:

•	the purchase price of the Shares we intend to issue and sell will be $9.50 per share, which is below $10.58 per share, the closing price of our common stock on Nasdaq on November 7, 2006, the last day our common stock traded on Nasdaq before the date of the subscription agreement and exchange and redemption agreement, and

•	the Shares that we intend to issue and sell will comprise approximately 27.4% of the shares of our common stock outstanding immediately prior to the issuance of the shares in the Private Placement.
Impact of the Private Placement on Existing Stockholders — Advantages and Disadvantages
      Advantages. By redeeming shares of our Series A preferred stock held by Kelso, that stock will cease to be outstanding and dividends will stop accruing. The Series A preferred stock entitles the holders to cumulative cash dividends of 17.75% per annum, compounding and accruing quarterly in arrears. As the terms of our senior secured credit facilities do not permit us to declare and pay cash dividends, the dividend payments have been accruing, resulting in a redemption price as of November 8, 2006 of $101.3 million.
      Disadvantages. Upon completion of the Private Placement, our stockholders will incur immediate and significant dilution of their percentage of stock ownership in the company. There are currently 36,067,346 shares of our common stock outstanding. For purposes of example only, a stockholder who currently owns approximately 1% of the Company’s outstanding common stock would own approximately 0.88% assuming the issuance of the full amount of 9,894,738 shares.
      If the Private Placement is not approved:

•	we may elect to sell that number of shares equaling less than 19.9% of the shares of our common stock outstanding immediately before the completion of the Private Placement,

•	we may elect to pursue other sources of funds to redeem the Series A preferred stock held by Kelso, or

•	we may elect not to redeem any of the Series A preferred stock held by Kelso.

Required Vote
      The affirmative vote of the holders of a majority of the total votes cast on the proposal at the Special Meeting will be required to approve the Private Placement. Abstentions will be counted toward the tabulation of votes cast on this matter and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Terms of the Private Placement
      To participate in the Private Placement, the Company entered into the Subscription Agreement with Prides and Westbury and the Exchange and Redemption Agreement with Kelso. This summary of the Private Placement is intended to provide you with basic information concerning the Private Placement; however, it is not a substitute for reviewing (i) the Subscription Agreement and (ii) the Exchange and Redemption Agreement, each of which has been filed by the Company as exhibits to a Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2006. Stockholders desiring a more complete understanding of the terms of these agreements and the Private Placement are encouraged to refer to such exhibits.

Purchase Price for the Shares
      The purchase price per share for all of the Shares to be issued in the Private Placement is $9.50 (the “Purchase Price”). The Purchase Price represented approximately a 10.2% discount to the closing price of the common stock on Nasdaq on November 7, 2006, the date immediately preceding the effective date of the Subscription Agreement and Exchange and Redemption Agreement, of $10.58 per share.

Registration of the Resale of the Shares
      The Shares to be issued in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws. The Shares are therefore deemed “restricted securities” under the Securities Act. As a result, the Shares may only be sold, assigned, transferred or otherwise disposed of by the investors if subsequently registered or an exemption from registration is available.
      The closing of the Private Placement is conditioned upon entry into a registration rights agreement with each of the Purchasers. The form of registration rights agreement is attached as an annex to the Subscription Agreement and the Exchange and Redemption Agreement. Pursuant to the terms of the registration rights agreement, within 15 days of the closing date of the Private Placement, currently scheduled for December 15, 2006, the Company has agreed to have an effective registration statement filed with the SEC to register for resale under the Securities Act all of the Shares.

Closing Conditions
      In addition to stockholder approval and entry into a registration rights agreement, the closing of the Private Placement is conditioned upon satisfaction of customary closing conditions.

Voting Agreement
      Under the Subscription Agreement and the Exchange and Redemption Agreement, each of the Purchasers, which as of September 30, 2006 hold in the aggregate approximately 10,129,578 million shares of the Company’s common stock, or approximately 28.1% of the outstanding shares of the common stock as of the Record Date, has agreed, in its capacity as a stockholder or as trustee or custodian, to vote its shares of common stock in favor of the proposal.

Director Designee
      Under the terms of the Subscription Agreement, immediately following the closing of the Private Placement, the Company is required to elect the person designated by Prides to the Company’s board of directors for a term expiring on the date of the Company’s annual meeting to be held in 2009.
Directors Appointed By Purchaser
      Two of the Company’s directors, Michael Lazar and George Matelich, were appointed to the board of directors by Kelso, one of the Purchasers in the Private Placement.
Recommendation of the Board of Directors
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of our shares of common stock and exchangeable shares of Waste Services (CA) Inc. as of September 30, 2006, by each person or entity that is known by us to own more than 5% of the shares of common stock and exchangeable shares. As of that date, the number of issued and outstanding shares in our capital stock was 36,066,235, excluding treasury common stock and including exchangeable shares of Waste Services (CA) not owned directly or indirectly by us.

	Shares Beneficially Owned

		Percentage of
	Number of	Total Issued
	Common/Exchangeable	Common/Exchangeable
Name of Beneficial Owner(1)	Shares	Shares(2)

Westbury (Bermuda) Limited(3)	6,853,324	18.6%
Prides Capital Partners, LLC(4)	4,104,032	11.4%
Kelso Investment Associates VI, L.P.(5)	2,383,333	6.2%
Kelso VI, LLC(5)
David Sutherland-Yoest(6)	1,823,394	4.7%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2006 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages based upon 36,066,235 shares of common stock outstanding as of September 30, 2006, which includes 2,105,960 shares of common stock issuable upon the exchange of 6,317,882 exchangeable shares of Waste Services (CA) Inc. not owned directly or indirectly by us and excludes treasury stock.

(3)	Consists of 6,025,546 shares of common stock and 827,777 shares of common stock issuable upon the exercise of warrants. The stockholder of Westbury Bermuda Limited is Westbury Trust. The trustees of Westbury Trust are Robert Martyn, Gary W. DeGroote and Rick Burdick. The address for Westbury Bermuda Limited is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, Bermuda, HMEX.

(4)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, LLC on July 25, 2006. The principal business office of Prides Capital Partners, LLC is 200 High Street, Suite 700, Boston MA 02110.

(5)	Consists of 2,145,000 shares of common stock issuable upon the exercise of warrants issued to Kelso Investment Associates VI, L.P. and 238,333 shares of common stock issuable upon the exercise of warrants issued to KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC are affiliates of Kelso & Company, L.P. The address of Kelso & Company, L.P. is 320 Park Avenue, 24th Floor, New York, New York, 10022.

(6)	Consists of 649,832 shares of common stock issuable upon the exchange of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 251,828 shares of common stock owned by Mr. Sutherland-Yoest personally, 333,333 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 333,333 shares of common stock issuable upon the exercise of currently exercisable options, 166,666 shares of common stock owned by Mr. Sutherland-Yoest’s wife and 88,400 shares of common stock owned by Mr. Sutherland-Yoest’s daughter which Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter. The address of Mr. Sutherland-Yoest is c/o Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario L7L 6Z8.

      Information regarding share ownership as of September 30, 2006 of our directors and named executive officers is set forth below:

	Outstanding	% of
Name	Shares(1)	Shares(2)

David Sutherland-Yoest(3)	1,823,394	4.7%
Lucien Rémillard(6)	1,024,499	2.7%
Gary W. DeGroote(4)	795,000	2.0%
Mark A. Pytosh(9)	673,333	1.8%
Charles A. Wilcox(10)	550,000	1.5%
George E. Matelich(5)	258,232	*
Ivan R. Cairns(7)	200,833	*
Michael J. Verrochi	128,579	*
Brian A. Goebel(8)	50,000	*
Wallace L. Timmeny	5,166	*
Michael B. Lazar	4,854	*
Jack E. Short	3,333	*

All executive officers and directors as a group (12 persons)	5,517,226

*	Less than one (1%) percent.

(1)	In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2006 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages based upon 36,066,235 shares of common stock outstanding as of September 30, 2006, which includes 2,105,960 shares of common stock issuable upon the exchange of 6,317,882 exchangeable shares of Waste Services (CA) Inc. not owned directly or indirectly by us and excludes treasury stock.

(3)	Consists of 649,832 shares of common stock issuable upon the exchange of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 251,828 shares of common stock owned by Mr. Sutherland-Yoest personally, 333,333 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 333,333 shares of common stock issuable upon the exercise of currently exercisable options, 166,666 Common Shares owned by Mr. Sutherland-Yoest’s wife and 88,400 shares of common stock owned by Mr. Sutherland-Yoest’s daughter, which Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter.

(4)	Consists of 758,333 shares of common stock issuable upon the exchange of 2,275,000 exchangeable shares of Waste Services (CA) Inc. owned by GWD Management Inc., and 36,666 shares of common stock issuable upon exercise of currently exercisable options to purchase shares of our common stock issued to Mr. DeGroote. Mr. DeGroote is the controlling stockholder and director of GWD Management Inc.

(5)	Consists of 242,932 shares of common stock owned by Mr. Matelich, 300 shares of common stock owned by Mr. Matelich’s children and 15,000 shares of common stock issuable upon the exercise of currently exercisable options to purchase common shares issued to Mr. Matelich. Mr. Matelich disclaims beneficial ownership of the shares owned by his children. Mr. Matelich is a Managing Director of Kelso & Company, L.P. Affiliates of Kelso & Company, L.P., Kelso Investment Associates VI, L.P. and KEP VI, LLC. own currently exercisable warrants to purchase 2,383,333 shares of common stock. Mr. Matelich disclaims beneficial ownership of the shares owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC.

(6)	Consists of 500,000 shares of common stock issuable upon the exchange of 1,500,000 exchangeable shares of Waste Services (CA) Inc. owned by Historia Investments Inc., 492,832 shares of common stock owned by The Victoria Bank (Barbados) Incorporated, and 31,666 shares of common stock issuable upon the exercise of currently exercisable options issued to Mr. Rémillard. Mr. Rémillard is the controlling stockholder of Historia Investments Inc. and is indirectly the controlling stockholder of The Victoria Bank (Barbados) Incorporated, and is deemed to beneficially own the common and exchangeable shares owned by each such entity Mr. Rémillard disclaims beneficial ownership of the common and exchangeable shares owned by The Victoria Bank (Barbados) Incorporated and Historia Investments Inc.

(7)	Consists of 200,000 shares of common stock issuable upon the exercise of options that are currently exercisable and 833 shares of common stock owned by Mr. Cairns.

(8)	Consists of 50,000 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable.

(9)	Consists of 500,000 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable and 173,333 shares of common stock owned by Mr. Pytosh.

(10)	Consists of 416,666 shares of common stock issuable upon the exercise of options to acquire common stock that are currently exercisable or are exercisable within sixty (60) days of September 30, 2006 and 133,333 shares of common stock owned by Mr. Wilcox.
OTHER BUSINESS
Other Matters
      We do not intend and our directors do not intend to bring any other matters before the Special Meeting and do not presently know of any other matters that will be presented by others for action at the Special Meeting. If any other matters do properly come before the Special Meeting, a properly executed proxy will be voted on such matters in accordance with the best judgment of the persons authorized in the proxy and the discretionary authority to do so included in the proxy.
      We will bear the cost of this solicitation. Proxies will be solicited primarily by mail but may also be solicited personally by our directors or officers, without additional consideration.
OTHER INFORMATION
Delivery of Documents to Security Holders Sharing an Address
      Only one Proxy Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a security holder at a shared address to which a single copy of the documents was delivered.
      To request separate delivery of these materials now or in the future, a security holder may submit a written request to: 1122 International Blvd, Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary.
      Additionally, any security holders presently sharing an address who are receiving multiple copies of the Proxy Statement and would like to receive a single copy of such materials may do so by directing their request to us in the manner provided above.
Submission of Stockholder Proposals for the Next Annual Meeting
      Eligible stockholders who wish to present a proposal at our next annual meeting must provide notice of their proposal in accordance with the requirements set out in our Amended and Restated By-laws. If submitted under our by-laws, we are not required to include the proposal in our proxy materials. If the proposal is submitted for inclusion in the proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act, it must be received no later than February 5, 2007. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, the proposal must be received no later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date; or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclosed.
      Any such proposal should be mailed to: Corporate Secretary, Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8.

By Order of the Board of Directors

“Ivan R. Cairns”

Ivan R. Cairns
Secretary

SPECIAL MEETING OF STOCKHOLDERS OF
WASTE SERVICES, INC.
[_____________], 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please cut along the dotted line and mail in the envelope provided. â
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED PRIVATE PLACEMENT.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

FOR	AGAINST	ABSTAIN

To approve the sale and issuance in a private placement to accredited investors and to affiliates of Kelso & Company, L.P. of up to 9,894,738 shares of our common stock at a price of $9.50 per share in exchange for expected aggregate gross proceeds payable to the Company of up to $66.5 million and up to $27.5 million aggregate amount of our Series A preferred stock.
☐	☐	☐
and in their discretion to vote on amendments or variations to matters identified in the Notice of Special Meeting or such other matters which may properly come before the Special Meeting or any adjournment thereof.
     To be effective, a proxy must be received by American Stock Transfer & Trust Company no later than ___, [ ], 2006 at 11:59 p.m. (New York time), or in the case of any adjournment of the Special Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the date to which the Special Meeting is adjourned.
     This Proxy supersedes and revokes any proxy previously given in respect of the Special Meeting.
     IF THIS PROXY IS NOT DATED IN THE SPACE BELOW, IT IS DEEMED TO BE DATED ON THE DATE WHICH IT IS MAILED.
     On any ballot that my be called for, the securities represented by this Proxy in favor of the person(s) designated by management of the Corporation named in this Proxy will be voted in accordance with the instructions given on this ballot, and if the Stockholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. If no choice is specified in the Proxy with respect to a particular matter identified in the Notice of Special Meeting, the person(s) designated by management of the Corporation in this Proxy will vote the securities represented by this Proxy in favor of such matters.
     Each stockholder has the right to appoint as proxyholder a person (who need not be a stockholder of the Corporation) other than the person(s) designated by management of the Corporation to attend and act on the stockholder’s behalf at the meeting. Such right may be exercised by inserting the name of the person to be appointed in the blank space provided in this Proxy or by completing another form of Proxy.
     This Proxy or such other form of proxy should be completed, dated and signed, and sent in the enclosed envelope or otherwise to American Stock Transfer & Trust Company at 620 — 15 th Avenue, 3 rd Floor, Brooklyn, New York 11219.
     To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of	Date:	Signature of	Date:
Stockholder		Stockholder
Note: Please sign exactly as your name or names appear on this Proxy. When shares are jointly held, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASTE SERVICES, INC.
Common Stock
For the Special Meeting of Stockholders to Be Held on [_______], 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This proxy should be read in conjunction with the Proxy Statement pertaining thereto.
The undersigned, being a holder of shares of common stock or Special Voting Preferred Stock of WASTE SERVICES, INC., hereby appoints Ivan R. Cairns, or failing him, George Boothe, or instead of either of them the person, if any, named below as proxyholder, with power of substitution, to attend and vote for the undersigned at the Special Meeting of stockholders to be held on [ ], [ ], 2006, and at any adjournment or postponement:
THE STOCKHOLDER MAY APPOINT A PROXYHOLDER OTHER THAN ANY PERSON DESIGNATED ABOVE (WHO NEED NOT BE A STOCKHOLDER) TO ATTEND AND ACT ON THE STOCKHOLDER’S BEHALF AT THE SPECIAL MEETING. IF YOU WISH SOME PERSON TO ACT FOR YOU OTHER THAN THE PERSON(S) NAMED IN THE ABOVE FORM, FILL IN THE NAME OF SUCH PERSON HERE
_____________________________ or as an alternate
_____________________________
(Continued and to be signed on the reverse side)